AMENDMENT TO

         INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN CURIAN CAPITAL, LLC,

        TEMPLETON ASSET MANAGEMENT LTD.. AND CURIAN VARIABLE SERIES TRUST

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      This AMENDMENT is made by and among CURIAN CAPITAL, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), TEMPLETON ASSET MANAGEMENT LTD., a corporation existing under the laws of Singapore and registered investment adviser ("Sub-Adviser"), and CURIAN VARIABLE SERIES TRUST, a Massachusetts business trust ("Trust").

      WHEREAS, the Adviser, Sub-Adviser and Trust entered into an Investment Sub-Advisory Agreement dated as of July 5, 2012, effective September 10, 2012 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust as provided on Schedule A of the Agreement (the "Funds").

      WHEREAS,  pursuant  to the  Agreement,  the  parties  have agreed to amend
Section 8, entitled "COMPENSATION," of the Agreement to correct language which outlines the party responsible for paying the sub-advisory fees to the Sub-Adviser.

      NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

The first Paragraph of Section 8 only is deleted, and replaced with the following:

8. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Funds in accordance with Schedule B hereto.

      IN WITNESS WHEREOF, the Adviser, Sub-Adviser and Trust have caused this Amendment to be executed as of February 28, 2013, effective as of February 5, 2013.

CURIAN CAPITAL, LLC                            TEMPLETON ASSET MANAGEMENT LTD.

By: /s/ Michael A. Bell                        By: /s/ Lim Chong Boon Dennis
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Name: Michael A. Bell                          Name: Lim Chong Boon Dennis
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Title: President and Chief Executive Officer   Title: Director
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CURIAN VARIABLE SERIES TRUST

By: /s/ Emily J. Eibergen
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Name: Emily J. Eibergen
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Title: Assistant Secretary
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